Exhibit 99.1

GENERATION HEMP PROVIDES

OPERATIONAL UPDATE

DALLAS, TX – August 16, 2021, Generation Hemp, Inc., a Dallas/Fort Worth based midstream hemp company (OTCQB: GENH) and its wholly-owned subsidiary, GENH Halcyon Acquisition, LLC (collectively the “Company”), today provided an operational update concerning new contracts recently awarded for its drying, cleaning, stripping, storage operations and other services based in western Kentucky.

Last year, the company processed over 7 million pounds of wet hemp biomass which was received from a combination of farmers and corporate clientele. This generated approximately $3.0 million in revenue. Based upon contracts awarded to-date to GENH Halcyon, revenues are now on a trajectory to significantly increase from last year’s revenue for the ensuing twelve months. The projected growth is a result, in part, to our recent tolling and processing contracts disclosed in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2021. This projected growth does not include any benefit from the Company’s previously discussed plan to enter the hemp animal bedding space under our brands - Rowdy Rooster and Kentucky Gold, with which we intend to target small and large animal bedding markets. Hemp animal bedding has been proven in several university studies as well as by testimonials from consumers to be a healthier and preferred alternative to traditional animal bedding materials.

Generation Hemp Chairman and CEO, Gary C. Evans commented, “Despite the downturn experienced by many businesses active in the hemp space last year due to an oversupply of product which depressed both distillate and isolate prices, our Company has been able to weather the storm and garner new business. Some of this new business has been captured due to many of our competitors not surviving the most recent downturn. Additionally, we have been able to attract new business and supply from farmers two and three states away from our facility in Kentucky, which significantly adds to our projections and business plan. We are told by our customers that the reason for bringing their product so many miles away from their farms to our processing facility has to do with the quality of the end product we produce, which enhances their ultimate price, and the high degree of customer service our employees have been providing.”

About Generation Hemp, Inc

Generation Hemp, Inc. is a Dallas/Fort Worth based hemp company that operates in the midstream sector. With operations in Hopkinsville, Kentucky and Denver, Colorado, the company uses its proprietary technology to dry, clean, process and store hemp. In addition, Generation Hemp also owns and leases real estate to companies that need seed storage facilities located within the greater Denver area.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates,” “projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

Contact:

Melissa M. Pagen

Generation Hemp, Inc.

Phone: (310) 628-2062

Email: mpagen@genhempinc.com